Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS]

April 7, 2004

FTD, Inc.

3113 Woodcreek Drive

Downers Grove, Illinois 60515

Re:	Registration Statement on Form S-4; $175,000,000 Aggregate Principal Amount of 7.75% Senior Subordinated Notes due 2014.

Ladies and Gentlemen:

In connection with the registration by FTD, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2004, as amended by Amendment No. 1 thereto filed with the SEC on the date hereof (the “Registration Statement”), of $175,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2014 (the “Exchange Notes”), and the guarantee of the Securities (the “Guarantees”) by each of FTD.COM Inc., a Delaware corporation, FTD Holdings Incorporated, a Delaware corporation, Value Network Service, Inc., a Delaware corporation, and FTD International Corporation, a Delaware corporation (the “Delaware Guarantors”), and each of Florists’ Transworld Delivery, Inc., a Michigan corporation, Renaissance Greetings Cards, Inc., a Maine corporation, and Flowers USA, Inc., a Connecticut corporation (the “Other Guarantors” and, together with the Delaware Guarantors, the “Guarantors”), to be issued under an indenture dated as of February 6, 2004 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as such Base Indenture has been supplemented by a supplemental indenture dated February 24, 2004, among the Company, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), you have requested our opinion set forth below. The Exchange Notes will be issued in exchange for the 7.75% Senior Subordinated Notes due 2014 that were issued by the Company’s predecessor, Nectar Merger Corporation, on February 6, 2004 (the “Initial Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the “Exchange Offer”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and the issuance of the Exchange Notes and the Guarantees. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. For purposes of the opinion expressed in paragraph 3 below, to the extent such opinion involves the due authorization, execution or delivery of the Guarantees by the Other Guarantors under the laws of the States of Connecticut, Maine or Michigan, we have with your consent relied exclusively on the opinions of Day, Berry & Howard, Verrill & Dana, and Jaffe Raitt Heuer & Weiss, respectively, subject to all of the assumptions, limitations and qualifications set forth therein.

April 7, 2004

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) The Exchange Notes to be issued in exchange for the Initial Notes have been duly authorized by all necessary corporate action of the Company, and when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) The notation of Guarantee by the Delaware Guarantors to be endorsed on the Exchange Notes has been duly authorized by all necessary corporate action of each of the Delaware Guarantors and, when executed and delivered in accordance with the terms of the Indenture (assuming the due execution, issuance and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery in the manner contemplated by the Registration Statement), the Guarantee of each of the Delaware Guarantors will be its legally valid and binding obligation, enforceable against the Delaware Guarantors in accordance with their terms.

(3) The notation of Guarantee by the Other Guarantors to be endorsed on the Exchange Notes has been duly authorized by all necessary corporate action of each of the Other Guarantors and, when executed and delivered in accordance with the terms of the Indenture (assuming the due execution, issuance and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery in the manner contemplated by the Registration Statement), the Guarantee of each of the Other Guarantors will be its legally valid and binding obligation, enforceable against the Other Guarantors in accordance with their terms.

The opinions rendered in paragraphs 1, 2 and 3 relating to the enforceability of the Exchange Notes and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.6 of the Base Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company under the Exchange Notes and the Indenture or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture, the Exchange Notes and the Guarantees (collectively, the “Operative Documents”) other than the Company and each of the Guarantors (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents other than the Company and each of the Guarantors, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

April 7, 2004

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    LATHAM & WATKINS